Exhibit 99

NEWS

ANADARKO ANNOUNCES 2012 CAPITAL PROGRAM, GUIDANCE

AND HIGHLIGHTS OF TOMORROW’S INVESTOR CONFERENCE

HOUSTON, March 12, 2012 – Anadarko Petroleum Corporation (NYSE: APC) today announced its 2012 capital program and guidance, and the highlights of its Investor Conference to be held on March 13, 2012.

ANADARKO INVESTOR CONFERENCE HIGHLIGHTS

•	Resolved Algeria exceptional profits tax (TPE) dispute with Sonatrach
•	Achieved first oil at the deepwater Gulf of Mexico Caesar/Tonga development
•	Confirmed tremendous productivity via successful flow test offshore Mozambique
•	Increased net resource estimates in the liquids-rich Eagleford Shale

“Anadarko is off to a great start in 2012 as it continues to build upon the strong operational results of 2011, while positioning the company for value-focused growth into the next decade,” Anadarko Chairman and CEO Jim Hackett said. “Anadarko’s deep portfolio provides the flexibility to allocate more than 90 percent of our 2012 E&P (exploration and production) capital toward oil and liquids-rich assets, while dialing back U.S. onshore dry gas activity in the currently over-supplied North American natural gas market environment. We expect this capital program to deliver full-year sales volumes in the range of 256 to 260 million BOE (barrels of oil equivalent), which takes into account both the effect of anticipated asset monetizations and reduced natural gas activity. We expect liquids sales volumes to comprise about 45 percent of total sales volumes in 2012, equating to an increase of approximately 25,000 barrels per day over the previous year. Additionally, the capital program reflects our continued commitment to our worldwide exploration program, which has delivered industry-leading results for several years, while discovering many new asset platforms for future growth.”

2012 CAPITAL PROGRAM AND EXPECTATIONS

Total 2012 capital expenditures are expected to be between $6.6 and $6.9 billion. This amount does not include expenditures by Western Gas Partners, LP (WES), a separate, publicly traded entity controlled by Anadarko and consolidated in its financial statements. An approximate breakout of the 2012 capital program is included below:

2012 Capital Expenditures by Area

$6.6 - $6.9 Billion
U.S. Onshore	55%
International	25%
Gulf of Mexico	10%
Midstream/Other	10%

U.S. ONSHORE

Approximately 55 percent of Anadarko’s 2012 capital budget is allocated to its shorter-cycle U.S. onshore activities, with a focus on liquids-rich opportunities in the Wattenberg field, Eagleford Shale, Permian Basin and emerging liquids-rich East Texas area.

In the Wattenberg field of northeastern Colorado, where the company has identified net resources of between 500 million and 1.5 billion BOE in its Wattenberg HZ program, Anadarko plans to accelerate value realization by increasing the number of operated rigs, from six horizontal rigs currently to eight by the middle of 2012.

In the Eagleford Shale in South Texas, Anadarko doubled the number of identified drill sites to about 4,000, thereby increasing its estimated net resources in the field to more than 600 million BOE. The company plans to run ten operated rigs in the Eagleford and expand its midstream infrastructure during the year to align with anticipated production growth.

In East Texas, Anadarko announced that with horizontal-drilling technology it has unlocked a new liquids-rich play in the Carthage area. In this East Texas HZ opportunity, the company has identified more than 450 drill sites with strong economics and an estimated 300 million BOE of net resources. In 2012, Anadarko plans to operate six to eight rigs and drill approximately 75 wells in the East Texas HZ play.

In the Marcellus Shale in north-central Pennsylvania, Anadarko has increased average well recoveries to approximately 8 billion cubic feet (Bcf) of natural gas per well, and has continued to improve efficiencies, resulting in a 30-percent reduction in drilling cycle times over 2010. Given the current market conditions for natural gas, the company expects the number of rigs (operated and non-operated) in the play to decrease from 21 to 13 over the course of the year.

INTERNATIONAL

Anadarko has allocated approximately 25 percent of its 2012 capital budget to its growing international portfolio, with a significant focus on Africa.

Offshore Mozambique, where Anadarko has made one of the most significant natural gas discoveries of the last decade, its partnership will continue to work toward achieving reserve certification in 2012 and a final investment decision (FID) in late 2013. As announced this morning, the partnership conducted a successful drillstem test at the Barquentine-2 well that flowed at an equipment-constrained rate of 90 to 100 million cubic feet of natural gas per day (MMcf/d), which supports a well-design capability of 100 to 200 MMcf/d. Additionally, Anadarko is increasing the estimated recoverable resource range of the Offshore Area 1 discovery area by another 2 trillion cubic feet (Tcf). Anadarko’s discovery area in the deepwater Rovuma Basin is now estimated to hold 17 to 30-plus Tcf of recoverable natural gas.

In Algeria, the El Merk mega project is approximately 90-percent complete and expected to begin to produce significant volumes by the end of the year. In West Africa, the Jubilee Unit is expected to average between 70,000 and 90,000 barrels of oil per day in 2012, while the partnership continues remedial work on several existing producing wells and initiates the Phase 1A drilling program. The company and its partners also recently completed a successful drillstem test in the TEN (Tweneboa, Enyenra and Ntomme) complex offshore Ghana that flowed at equipment-constrained rates of more than 20,000 barrels of high-quality oil per day. The partnership expects to submit a Plan of Development for the TEN complex later this year.

GULF OF MEXICO

About 10 percent of Anadarko’s 2012 capital program is directed to its deepwater Gulf of Mexico activities. As announced today, Anadarko and the project’s co-owners safely achieved first production at the Caesar/Tonga mega project. Caesar/Tonga production is currently increasing and is expected to reach approximately 45,000 BOE per day from three subsea wells, which are being produced through the company’s Constitution spar on Green Canyon block 680.

Also in the Gulf, Anadarko continues to make progress on the Lucius development, which is located in the Keathley Canyon area. Fabrication of the 80,000 barrel-per-day, 450 MMcf/d truss spar is under way, and first production is expected in 2014.

The company also expects to initiate front-end engineering and design work for the development of its Heidelberg discovery in anticipation of project sanctioning later this year. The Heidelberg-2 appraisal well, announced in February, encountered more than 250 net feet of oil pay and supported the company’s net resource estimate of more than 200 million BOE for the field.

EXPLORATION

The company’s exploration program delivered more than 730 million BOE of net discovered resources in 2011. In 2012, Anadarko expects to continue an active program, investing approximately 20 percent of its capital budget in exploration, with plans to drill approximately 25 high-impact, deepwater exploration/appraisal wells worldwide. The most active areas of exploration and appraisal drilling this year are expected to be in East Africa, with seven to 10 planned wells offshore Mozambique; in West Africa, also with seven to 10 planned wells in the Ivorian and Sierra Leone/Liberia basins; and in the deepwater Gulf of Mexico, where Anadarko plans to return to pre-moratorium levels of drilling with six to eight planned wells.

“The strong results of 2011 and the list of significant achievements in just over two months in 2012 demonstrate our strategy is working,” said Al Walker, Anadarko President and Chief Operating Officer. “The announced 2012 capital program is aligned with estimated cash flow for the year, and would generate significant free cash flow at current strip prices. As an added measure to protect cash flows, we’ve locked in additional tactical hedges for oil volumes in 2012. We believe our announced 2012 capital program represents the appropriate level of investment to maintain financial discipline, while accelerating the value of our near-term oil and liquids-rich opportunities in the U.S. onshore, funding current mega-project developments, and continuing to build for the future with an active worldwide exploration program.”

2012 GUIDANCE

Additional details about the company’s 2012 guidance, along with updated hedging schedules, are provided in the tables attached to this news release. Current guidance does not include the effects of the announced Algeria TPE settlement and amended contract terms.

Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2011, the company had 2.54 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. For more information about Anadarko, please visit www.anadarko.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release, including Anadarko’s ability to meet financial and operating guidance; to meet the long-term goals identified in this news release; to execute the 2012 capital program; to drill, develop and commercially operate the drilling prospects identified in this news release; and to successfully plan, secure necessary government approvals, finance, build and operate the necessary infrastructure and an LNG plant. See “Risk Factors” in the company’s 2011 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases. Anadarko undertakes no obligation to publicly update or revise any forward-looking statements.

Cautionary Note to U.S. Investors: Effective Jan. 1, 2010, the United States Securities and Exchange Commission (“SEC”) permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms. Anadarko uses certain terms in this news release, such as “net resources” “estimated net resources,” “estimated recoverable resource range,” “recoverable natural gas,” “net discovered resources,” “net resource estimate,” and similar terms that the SEC’s guidelines strictly prohibit Anadarko from including in filings with the SEC. U.S. investors are urged to consider closely the disclosure in Anadarko’s Form 10-K for the year ended Dec. 31, 2011, File No. 001-08968, available from Anadarko at www.anadarko.com or by writing Anadarko at: Anadarko Petroleum Corporation, 1201 Lake Robbins Drive, The Woodlands, Texas 77380, Attn: Investor Relations. This form may also be obtained by contacting the SEC at 1-800-SEC-0330.

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ANADARKO CONTACTS

MEDIA:

John Christiansen, john.christiansen@anadarko.com, 832.636.8736

Brian Cain, brian.cain@anadarko.com, 832.636.3404

Christina Ramirez, christina.ramirez@anadarko.com, 832.636.8687

INVESTORS:

John Colglazier, john.colglazier@anadarko.com, 832.636.2306

Clay Gaspar, clay.gaspar@andarko.com, 832.636.2541

Wayne Rodrigs, wayne.rodrigs@anadarko.com, 832.636.2305

Anadarko Petroleum Corporation

Financial and Operating External Guidance*

2012 Budget

	1st Qtr			Total Year
	Guidance			Guidance
	Units			Units
Total Sales (MMBOE)	61	-	63	256	-	260

Crude Oil (MBbl/d):	215	-	219	233	-	238

United States	134	-	135	155	-	157
Algeria	46	-	47	52	-	53
Other International	35	-	37	26	-	28

Natural Gas (MMcf/d):

United States	2,325	-	2,350	2,320	-	2,340

Natural Gas Liquids (MBbl/d):

United States	74	-	77	80	-	83

	$ / Unit			$ / Unit
Price Differentials vs NYMEX (w/o hedges)

Crude Oil ($/Bbl):	5.00	-	8.00	4.00	-	7.00

United States	(1.00)	-	1.00	(1.00)	-	1.00
Algeria	9.00	-	11.00	8.00	-	10.00
Other International	11.00	-	13.00	8.00	-	10.00

Natural Gas ($/Mcf):

United States	(0.10)	-	(0.15)	(0.10)	-	(0.20)

*	Current guidance does not include the effects of the announced Algeria TPE settlement and amended contract terms.

Anadarko Petroleum Corporation

Financial and Operating External Guidance*

2012 Budget

	1st Qtr			Total Year
	Guidance			Guidance
	$ MM			$ MM
Other Revenues:
Marketing and Gathering Margin	50	-	70	220	-	280
Minerals and Other	35	-	45	155	-	180

Costs and Expenses:

	$ / Boe			$ / Boe
Oil & Gas Direct Operating	4.00	-	4.30	4.00	-	4.25
Oil & Gas Transportation/Other	3.50	-	3.75	3.60	-	3.85
Depreciation, Depletion and Amortization	14.50	-	14.80	14.50	-	15.00
Production Taxes (% of Revenue)	10.5%	-	11.5%	10.0%	-	12.0%

	$ MM			$ MM
General and Administrative	270	-	290	1,100	-	1,200
Exploration Expense
Non-Cash	125	-	150	650	-	750
Cash	100	-	120	400	-	450
Interest Expense (net)	195	-	200	790	-	815
Other (Income) Expense	—	-	(20)	—	-	(80)

Tax Rate	50%	-	55%	35%	-	40%

Algeria (All current)	55%	-	65%	55%	-	60%
Rest of Company (20% current & 80% deferred)	45%	-	50%	45%	-	50%

Avg. Shares Outstanding (MM)
Basic	498	-	500	499	-	501
Diluted	502	-	503	502	-	504

	$ MM			$ MM
APC Capital Expenditures	1,550	-	1,700	6,400	-	6,700
Capitalized Interest	50	-	60	195	-	215

*	Current guidance does not include the effects of the announced Algeria TPE settlement and amended contract terms.

Anadarko Petroleum Corporation

Commodity Hedge Positions (Excluding Natural Gas Basis)

As of March 12, 2012

	Volume (thousand MMBtu/d)	Weighted Average Price per MMBtu
		Floor Sold	Floor Purchased	Ceiling Sold
Natural Gas
Three-Way Collars
2013	450	$4.00	$5.00	$6.57

Fixed Price - Financial
2012	1,000	$4.69

	Volume (MBbls/d)	Weighted Average Price per barrel
		Floor Sold	Floor Purchased	Ceiling Sold
Crude Oil
Three-Way Collars
2012
Brent	45	$85.00	$105.00	$125.60
WTI	17	$71.36	$90.91	$113.30

	62	$81.34	$101.22	$122.30

Fixed Price - Financial
2012
Brent	40	$110.10
WTI	20	$101.39

	60	$107.19

Interest Rate Derivatives
As of March 12, 2012

Instrument	Notional Amt.	Start Date	Maturity	Rate Paid	Rate Received

Swap	$250 Million	October 2012	October 2022	4.9074%	3M LIBOR
Swap	$750 Million	October 2012	October 2042	4.8034%	3M LIBOR
Swap	$750 Million	June 2014	June 2024	5.9983%	3M LIBOR
Swap	$1,100 Million	June 2014	June 2044	5.5688%	3M LIBOR